UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2015

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road

Burlington, Massachusetts 01803

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 565-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Indenture

On December 7, 2015, Nuance Communications, Inc. (“Nuance”) closed the sale of $676.5 million aggregate principal amount of its 1.00% Senior Convertible Debentures due 2035 (the “Debentures”). In connection with the closing, on December 7, 2015, Nuance entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Debentures and issued global debentures (the “Global Debentures”) in the aggregate principal amount of $676.5 million in the name of Cede & Co. as nominee for The Depository Trust Company. The following description of the Indenture and the Global Debentures is a summary only and is qualified in its entirety by reference to the full text of the Indenture and the Global Debentures. A copy of the Indenture, including the form of Global Debenture, is attached as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

The material terms and conditions of the Indenture and the Debentures governed thereby are as follows:

Maturity. December 15, 2035.

Interest. The Debentures bear ordinary interest at a rate of 1.00% per year. Interest is payable in cash semiannually in arrears on June 15 and December 15 of each year, beginning on June 15, 2016. In addition to ordinary interest on the Debentures, beginning with the semi-annual interest period commencing on December 15, 2022, contingent interest will accrue during any semi-annual interest period in which the average trading price of a Debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,200 per $1,000 principal amount of the Debentures, in which case contingent interest will accrue at a rate of 0.50% of such average trading price.

Conversion Rights. The Debentures are convertible at a holder’s option at an initial conversion rate of 36.7360 shares of common stock per $1,000 principal amount of Debentures (equivalent to a conversion price of approximately $27.22 per share), subject to adjustment. Holders may convert their Debentures at their option at any time prior to the business day immediately preceding the maturity date only under the following circumstances: (1) prior to June 15, 2035, on any date during any fiscal quarter beginning after March 31, 2016 (and only during such fiscal quarter) if the closing sale price of Nuance’s common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, (2) at any time on or after June 15, 2035, (3) with respect to any Debentures called for redemption, until the close of business on the business day immediately prior to the redemption date, (4) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the Debentures for each day during such five trading-day period was less than 98% of the closing sale price of Nuance’s common stock period multiplied by the then current conversion rate or (5) upon the occurrence of specified corporate events.

Purchase at Option of Holders Upon a Fundamental Change. If a fundamental change (as defined in the Indenture) occurs prior to maturity, holders of the Debentures may require Nuance to purchase all or a portion of their Debentures in cash at a purchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date.

Optional Redemption by Nuance. Nuance may redeem some or all of the Debentures on or after December 20, 2022, for cash at a redemption price equal to 100% of the principal amount of Debentures redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Optional Repurchase by Holders. Holders may require Nuance to repurchase all or a portion of their Debentures on December 15, 2022, December 15, 2027 and December 15, 2032 at a cash repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

Ranking. The Debentures will be Nuance’s general senior unsecured obligations and will rank pari passu in right of payment with all of Nuance’s other existing and future senior indebtedness, effectively subordinated to Nuance’s secured indebtedness, to the extent of the value of such assets securing such indebtedness, and structurally subordinated to any indebtedness and liabilities (including trade payables) of any of Nuance’s subsidiaries.

Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the principal amount of the Debentures plus accrued and unpaid interest (including additional interest), if any, to become due and payable: (1) a default by Nuance in the payment when due of any principal on any of the Debentures at maturity, or upon repurchase or redemption; (2) a default by Nuance in the payment of any interest when due on any of the Debentures, which default continues for 30 days; (3) a failure by Nuance to deliver cash and, if applicable, shares of common stock upon conversion of a Debenture, which continues for five business days following the scheduled settlement date for such conversion; (4) a default by Nuance in its obligation to provide notice of the occurrence of a fundamental change as required by the Indenture; (5) a failure by Nuance to perform or observe any other term, covenant or agreement contained in the Debentures or the Indenture, and such default continues for 60 days after receipt of notice of such default; (6) a default by Nuance or any of its significant subsidiaries under any indebtedness for borrowed money that results in the acceleration of indebtedness, or the failure to pay any such indebtedness at maturity, in each case in an aggregate amount in excess of $50 million, and such indebtedness is not discharged and acceleration is not rescinded, stayed or annulled within 30 days after receipt of notice of such default; (7) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance or subject to a binding indemnity from a financially responsible third party with resources sufficient to pay such indemnity obligation when due) is rendered against Nuance or any of its significant subsidiaries, and such judgment is not discharged or stayed within 90 days; or (8) certain events of bankruptcy, insolvency or reorganization of Nuance or any significant subsidiary.

Nuance received approximately $664 million in net proceeds from the offering, after deducting the Initial Purchasers’ discount and commissions and estimated offering expenses. Nuance intends to use approximately $472 million of the net proceeds from the offering to repay all outstanding term loans under its senior credit facility. Nuance also intends to use cash on hand and remaining net proceeds to repurchase or refinance its other existing indebtedness. Pending those uses, Nuance intends to invest the net proceeds from the offering in cash, cash equivalents, investment grade securities or other short-term marketable securities.

On December 7, 2015, Nuance repurchased approximately $180 million of shares of its common stock in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Nuance’s agent, subject to availability and also repurchased approximately $38 million in aggregate principal amount of its outstanding 2.75% Senior Convertible Debentures due 2031. The amount of shares repurchased also included 1,000,000 shares owned by its Chief Executive Officer, the sale of which was otherwise scheduled to commence at the end of December under existing 10b5-1 plans that were terminated at the request of the initial purchasers as a result of the offering. The price per share at which these shares were repurchased from Nuance’s Chief Executive Officer was the same price as the shares repurchased from institutional investors.

The Debentures were sold in private placements to Barclays Capital Inc., Morgan Stanley & Co. LLC, Craig-Hallum Capital Group LLC, Deutsche Bank Securities Inc., FBR Capital Markets & Co., Stifel, Nicolaus & Company, Incorporated and Wells Fargo Securities, LLC (collectively, the “Initial

Purchasers”) pursuant to the exemption from the registration requirements afforded by Section 4(a)(2) of the Securities Act of 1933 (“Securities Act”). The Notes were resold by the Initial Purchasers to investors in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act.

The Debentures and shares of common stock issuable upon conversion of the Debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This Current Report on Form 8-K is not an offer to sell the Debentures nor is it soliciting an offer to buy the Debentures.

Stock Purchase Agreement

On December 1, 2015, Nuance agreed with its Chief Executive Officer, Paul Ricci, to repurchase 1,000,000 shares of common stock at a price per share equal to $21.35. The terms of this repurchase are reflected in the stock purchase agreement by and between Nuance and Mr. Ricci, dated December 6, 2015 (the “Stock Purchase Agreement”). A copy of the Stock Purchase Agreement, is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 hereof relating to the Indenture and related Debentures is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 hereof relating to the Indenture and related Debentures is incorporated by reference into this Item 3.02.

To the extent that any shares of common stock are issued upon conversion of the Debentures, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Debentures and any resulting issuance of shares of common stock.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Indenture, dated as of December 7, 2015, by and between Nuance Communications, Inc. and U.S. Bank National Association.

4.2	Form of 1.00% Senior Convertible Debenture due 2035 (contained in Exhibit 4.1)

10.1	Stock Purchase Agreement, dated as of December 6, 2015, by and between Nuance Communications, Inc. and Paul Ricci.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: December 7, 2015	By:	/s/ Daniel D. Tempesta
	Name:	Daniel D. Tempesta
	Title:	Executive Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of December 7, 2015, by and between Nuance Communications, Inc. and U.S. Bank National Association.

4.2	Form of 1.00% Senior Convertible Debenture due 2035 (contained in Exhibit 4.1)

10.1	Stock Purchase Agreement, dated as of December 6, 2015, by and between Nuance Communications, Inc. and Paul Ricci.